Exhibit 10.1.3

FIFTH AMENDMENT
TO THE
FRANCHISE AGREEMENT

This Fifth Amendment to Franchise Agreement (the "Fifth Amendment") is made as of December 30, 2014, by and between SH FRANCHISING & LICENSING LLC, a New York limited liability company ("Company"), SOUTHERN HOSPITALITY DENVER, LLC, a Colorado limited liability company ("SH Denver"), and Southern Hospitality Lone Tree, LLC, a Colorado limited liability company ("SH Lone Tree"), an Affiliate of SH Denver.
WHEREAS, Company and SH Denver are parties to a franchise agreement dated November 4, 2011, as amended November 4, 2011, November 9, 2012, January 9, 2013 and September 23, 2013 (collectively referred to as the "FA").  Unless otherwise defined in this Fifth Amendment, all defined terms used in this Fifth Amendment, as denoted by the use of initial capital letters, have the same meanings as in the FA, as amended to date.
WHEREAS,  SH Lone Tree desires to become subject to the FA as an Assignee (as defined below) thereunder, and Company desires to allow SH Lone Tree to be subject to the FA as an Assignee, in connection with its restaurant location at 7431 Park Meadows Drive, Lone Tree, Colorado, 80124.
WHEREAS, Company, SH Denver and SH Lone Tree acknowledge that the intent is to allow each of SH Denver and SH Lone Tree to operate a franchise at their respective locations pursuant to the terms of the FA and a Partial Assignment (as defined below).
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company, SH Lone Tree, and SH Denver agree as follows:
I.  SH Denver hereby grants to SH Lone Tree a Partial Assignment and the Company hereby consents to such Partial Assignment.  SH Lone Tree hereby accepts such Partial Assignment and agrees to be bound by the terms of the FA as an Assignee.
II.  SH Denver, SH Lone Tree and the Company agree to the following amendments to the FA:
1.	Section 1 is amended to add Section 1 PP and reads as follows:

"Assignee" means SH Lone Tree and any recipient to whom a Partial Assignment is completed.

2.	Section 1 V is amended and restated as follows:

"Franchise Location" means the business premises approved by Company for the operation of a Southern Hospitality Restaurant that is a subject of this agreement, and specifically 1433 17th Street, Suite 150, Denver, Colorado 80202 for SH Denver (the "SH Denver Location"), and 7431 Park Meadows Drive, Lone Tree, Colorado, 80124 for SH Lone Tree (the "SH Lone Tree Location").

3.	Section 1 is amended to add Section 1 RR and reads as follows:

"Partial Assignment" means (i) the partial assignment of Franchisee's non-exclusive right and license under this Agreement to use the Southern Hospitality System and the Southern Hospitality Licensed Marks in connection with the operation of a Southern Hospitality Restaurant by SH Lone Tree at the SH Lone Tree Location and (ii) any transaction that results in the sale, assignment, transfer, pledge or gift of the Franchisee's non-exclusive right and license under this Agreement to use the Southern Hospitality System and the Southern Hospitality Licensed Marks in connection with the operation of a Southern Hospitality Restaurant as approved in writing by the Company.  For a Partial Assignment to be effective, an Assignee must agree in writing to be bound by the terms of the FA and such Assignee shall have all rights and shall observe all the obligations applicable to the Franchisee under the FA.  A Partial Assignment will not affect the rights of the Franchisee to continue to operate a Southern Hospitality Restaurant at the SH Denver Location.

4.	Section IV B.2 is deleted in its entirety.

5.	Section VII B.4 is amended to add the following proviso to the end of the paragraph:
Provided, however, that notwithstanding any other provision of this Article VII, the Company will not require Franchisee to make material expenditures on modifying and/or replacing any signage for a period of five (5) years from the date that the Franchise Location opens for business to the public; and further provided that if Franchisee is required to modify or replace the signage due to a trademark dispute involving a third party with the SOUTHERN HOSPITALITY trademark, Company will pay the reasonable cost of modifying or replacing said signage.
6.	Section XI A (Initial Franchise Fee) is amended to add the following proviso to the end of the paragraph:
Notwithstanding the foregoing, an Initial Franchise Fee shall not be due in connection with the SH Lone Tree Location.
7.	Section XI B of the FA is amended and restated in its entirety as follows:
B.Royalty Fee.  In consideration of the franchise and license awarded to Franchisee, SH Denver and SH Lone Tree (on a combined basis) shall pay to Company:
1. Until the opening date of the SH Lone Tree Location, without offset, credit or deduction of any nature, a Royalty Fee equal to the greater of:  (i) two and one half percent (2-1/2%) of Gross Sales of the SH Denver Location; or (ii) $5,000 per month, subject to an annual increase of 3% per year, with the first 3% increase calculated on January 1, 2015;

2. From and after the opening date of the SH Lone Tree Location and until December 31, 2015, without offset, credit or deduction of any nature, a Royalty Fee equal to the greater of:  (i) two and one half percent (2-1/2%) of Combined Gross Sales; or (ii) $8,500 per month, increasing to $9,000 per month January 1, 2016 and thereafter, subject to an annual increase of 3% per year, with the first 3% increase calculated on January 1, 2017; in each case subject to reduction as provided below.
The Royalty Fee shall be due and payable monthly for the Accounting Period specified in the Confidential Manual based upon the Combined Gross Sales during the specified Accounting Period just ended, or on a more frequent schedule as Company may direct upon not less than 10 days prior written notice.  SH Denver and SH Lone Tree, jointly and severally, shall be liable for and shall pay the Royalty Fee by check within 15 days.
"Combined Gross Sales" for purposes of this Section XI(B), shall mean Gross Sales of the Franchise Business for both SH Denver and SH Lone Tree.
8.	Section XI C (Promotional Fund Fee) is amended to add the following proviso at the end of the paragraph:
Notwithstanding the foregoing, a Promotional Fund Fee shall not be due in connection with the SH Lone Tree Location.
9.	Section XI D (New Store Opening Module Fee) is amended to add the following proviso at the end of the paragraph:
Notwithstanding the foregoing, a New Store Opening Module Fee shall not be due in connection with the SH Lone Tree Location.
10.	Section XI E (Late Opening) is amended to add the following proviso at the end of the paragraph:
Notwithstanding the foregoing, this Section XI E (Late Opening) shall not apply to the SH Lone Tree Location.
11.	Section XX C is deleted in its entirety.

Except as specifically amended or modified by the terms of this Fifth Amendment, the FA shall be read, interpreted and construed as written and executed by the parties.  No further amendments or modifications of the FA shall be made or implied unless they are contained in a further writing executed by the parties.

SH FRANCHISING & LICENSING LLC

By: /s/ Nelson Braff
Name:/s/ Nelson Braff
Title:Member

SOUTHERN HOSPITALITY DENVER, LLC

By: /s/ Gary E. Tedder
Name:/s/ Gary E. Tedder
Title:Manager

SOUTHERN HOSPITALITY LONE TREE, LLC

By: /s/ Shawn Owen
Name:/s/ Shawn Owen
Title:Manager